Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (the “Agreement”) is made and entered into as of the 3rd day of May, 2017, by William J. Goodwin, a resident of the state of Indiana (“Goodwin”) and MainSource Financial Group, Inc., a bank holding company incorporated under the laws of the state of Indiana (the “Company”).  Goodwin and Company are, jointly, the “Parties.”

WHEREAS, Goodwin is an at-will employee of the Company in an executive capacity and currently holds the office of Executive Vice President and Chief Credit Officer;

WHEREAS, Goodwin has decided to retire from his positions with the Company and his employment with the Company will terminate on May 3, 2017 (the “Separation Date”);

WHEREAS, Goodwin and the Company mutually desire to settle in full any and all claims that they may have including, but not limited to, all claims that Goodwin asserted or could have asserted or which could have been raised prior to the date Goodwin executes this Agreement;

WHEREAS, Goodwin has agreed to provide consulting services to the Company for a period of time following the Separation Date; and

WHEREAS, the parties wish to set forth the terms and conditions of Goodwin’s provision of consulting services to the Company.

NOW, THEREFORE, in exchange for and in consideration of the mutual covenants and promises set forth in this Agreement, the Parties agree as follows:

1.                                      Settlement Payment and Benefits.  Subject to the terms and conditions set forth herein, and in full, final and complete settlement of all claims between the Parties, following the execution and delivery of this Agreement by Goodwin to the Company:

(a)                                 The Company shall continue to pay Goodwin’s salary through the Separation Date at Goodwin’s rate of pay in effect as of the Separation Date less all required withholding deductions, payable in accordance with the Company’s regular payroll schedule (the “Salary Continuation”);

(b)                                 In accordance with action taken by the Company’s Executive Compensation Committee (the “Committee”), the outstanding options to purchase shares of the Company’s common stock previously granted to Goodwin under the Company’s 2007 Stock Incentive Plan (collectively, the “Options”) shall (i) vest in accordance with the vesting schedule set forth in the applicable Option grant agreement (as if Goodwin remained employed) and (ii) be exercisable through the scheduled expiration date of such Option (the “Option Benefit”).  Within thirty (30) days of the Effective Date, the Company and Goodwin shall take action to amend Goodwin’s existing option agreements in accordance with these terms; provided, however, that such options may convert from incentive stock options to non-qualified stock options, taxable at ordinary income tax rates at the time of exercise.

(c)                                  In accordance with action taken by the Committee, the outstanding restricted stock previously granted to Goodwin under the Company’s 2007 Stock Incentive Plan shall (i) vest, with respect to the 1,801 shares of restricted stock granted to Goodwin on March 16, 2015 and 1,696 shares of restricted stock granted to Goodwin on March 4, 2016, and (ii) be forfeited, with respect to any other unvested shares of restricted stock (the “Restricted Stock Benefit”).  The restricted stock granted on March 16, 2015 shall vest on March 16, 2018, and the restricted stock granted on March 4, 2016 shall vest on March 4, 2019.  Within thirty (30) days of the Effective Date, the Company and Goodwin shall take action to amend Goodwin’s existing restricted stock agreements in accordance with these terms.

(d)                                 All outstanding performance share units previously granted to Goodwin under the Company’s 2015 Stock Incentive Plan shall be forfeited.

(e)                                  In accordance with action taken by the Committee, the Company shall pay to Goodwin the portion of Goodwin’s short term incentive compensation granted in February 2017 pursuant to the Company’s Short-Term Incentive Plan (the “STIP”) which remains unpaid as of the Separation Date less the fair market value of Goodwin’s automobile as set forth in 2(c) below.  Such payment pursuant to the STIP is the “STIP Benefit”.  The STIP Benefit shall be paid concurrently with 2018 bonus payments to the Company’s executive officers, but not later than March 31, 2018, and shall remain subject to the clawback provisions of Section 3.7 of the STIP for the period of time set forth in the STIP.

The Option Benefit, Restricted Stock Benefit and STIP Benefit are in excess of the payments and benefits to which Goodwin is entitled to receive in connection with his employment with the Company and the termination thereof, the sufficiency of which is hereby acknowledged.

2.                                      Additional Consideration:

(a)                                 PTO: Goodwin acknowledges and represents that his accrued but unused PTO days through the Separation Date shall be forfeited as of the Separation Date, and therefore Goodwin shall receive no payment for accrued unused PTO days.

(b)                                 Expenses: Goodwin further acknowledges that as of the Separation Date, Goodwin has submitted and has been reimbursed for all claims for expense reimbursement incurred prior to the Separation Date.

(c)                                  Automobile.  Within thirty (30) days of the Separation Date, the Company shall assign to Goodwin title, free and clear, to the company automobile currently assigned to Goodwin.  The fair market value of the automobile shall be taxable income to Goodwin, and Goodwin shall be responsible for and pay all applicable taxes, fees and other expenses relating to such transfer.  The fair market value of the automobile as of the Separation Date shall be deducted from the STIP payment to Goodwin pursuant to Section 1(e) above.

(d)                                 No other payments. Goodwin acknowledges and represents that he is not entitled to receive any payment from the Company other than as provided in this Agreement and that, upon receipt of the payments and benefits set forth in Sections 1 and 2, Goodwin will have received all compensation of any kind, including without limitation wages, bonuses, commissions, and incentive pay, due him for his work for the Company.

3.                                      Release.  Goodwin, for himself and his representatives, agents, successors and assigns, hereby releases and forever discharges the Company and its affiliates, their past, present and future parents, successors, affiliates, subsidiaries and assigns, and their respective officers, directors, trustees, principals, partners, employees, shareholders, owners, agents, attorneys, accountants, advisors, managers, representatives, consultants and assigns, from any and all potential claims, demands, damages, rights, duties, debts, obligations, liabilities, actions or petitions of any nature or kind, whether known or unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, which relate to Goodwin’s employment and its termination.

The foregoing release of claims includes, but is not limited to, the following: (a) any and all claims of age discrimination under the ADEA (including, but not limited to, the Older Workers Benefit Protection Act), (b) any and all claims under any state statutory or decisional law pertaining to termination of employment, wrongful discharge, wage and hour, discrimination, retaliation, infliction of emotional distress, breach of contract, breach of public policy, misrepresentation or defamation, (c) any and all claims under the Indiana Civil Rights Act, the Indiana Wage Payment Statute, the Indiana Wage Claims Statute, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Americans With Disabilities Act and any other federal, state or local statute, law, rule, regulation, ordinance, common law or other legal requirement, (d) any and all claims that Goodwin has or may have relating to his employment by the Company and any and all matters, transactions and things occurring prior to the Effective Date, and (e) any and all other tort or contract claims and other theories of recovery (collectively, the “Releases”).  The foregoing Releases by Goodwin do not apply to Goodwin’s right to enforce this Agreement against the Company.  The parties expressly understand and agree that the Releases contained in this Agreement are to be construed as broadly as all applicable laws allow.

Goodwin has been advised by the Company that this Agreement does not prohibit Goodwin from filing an administrative charge against the Company with the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with the Company; provided, however, Goodwin waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge.  Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Goodwin’s behalf against the Company based on any acts, events or omissions occurring on or before the date Goodwin signs this Agreement, Goodwin hereby waives any rights to, and will not accept, any remedy whatsoever obtained through the efforts of such agency or person.

4.                                      Consideration and Revocation Periods.  Goodwin is advised to seek legal advice from an attorney of his own choosing before signing this Agreement. Goodwin acknowledges that he has twenty-one (21) days to consider the Releases contained in Paragraph 3 of this Agreement and can take as much or as little of the twenty-one (21) day period to do so.  Goodwin also acknowledges that he has seven (7) calendar days from the date he signs this Agreement to revoke the Releases (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until after the Revocation Period expires.  Goodwin expressly understands that no compensation shall be paid if he timely revokes this Agreement.  This Agreement shall become effective on the day following the expiration of the Revocation Period (the “Effective Date”).  If Goodwin chooses to revoke this Agreement, then he must do so in writing and by hand-delivering the revocation letter by close of business on the last day of the revocation period to:

Karen Woods

MainSource Financial Group, Inc.

2105 N. State Road 3 Bypass

Greensburg, Indiana  47240

5.                                      Resignation from Boards and Offices.  Effective as of the Effective Date, Goodwin shall be deemed to have tendered his resignation from all offices of the Company and any of its affiliated entities.

6.                                      Consulting Services.  In further consideration of the benefits provided to Goodwin under this Agreement, beginning on the Separation Date, Goodwin agrees to provide the Company with 176 hours of consulting services during the period from May 4, 2017 through April 30, 2018, and 96 hours of consulting services during the period from May 1, 2018 through March 1, 2019. Goodwin shall be an independent contractor of the Company and shall, at the Company’s request, provide services relating to the Company’s Credit Administration function and such other services as may be reasonably requested by the Company from time to time.  So long as Goodwin is engaged hereunder, Goodwin agrees (a) to perform Goodwin’s duties diligently and to the best of Goodwin’s ability, and not to do anything that would be detrimental to the best interests of the Company, (b) to use Goodwin’s best efforts, skill and ability to promote the interests of the Company and (c) to devote such portion of his time, attention, energy, skill and efforts to the business and affairs of the Company as reasonably required to fulfill the duties assigned to him under this Agreement.

7.                                      Independent Contractor.  From and after the Separation Date, the parties agree:

(a)                                 No Agency. Goodwin shall be an independent contractor under Section 6 of this Agreement.  Nothing in this Agreement shall create the relationship of partners or employer and employee between the parties hereto.  Goodwin is not an agent of the Company and does not have the right to employ or contract with any other person or entity for or on behalf of the Company.  The Company shall not be liable for any act or omission of Goodwin in performing any service.  As an independent contractor, Goodwin acknowledges and agrees that he alone is responsible for acts or omissions, including any property damage, bodily injury or death, caused by Goodwin.

(b)                                 Employee Benefits.  Neither Goodwin nor anyone acting on Goodwin’s behalf shall receive any employee benefits of any kind (including, without limitation, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s)) from the Company.  Goodwin shall be expressly excluded from participating in any employee benefit plans or programs as a result of the performance of services under this Agreement, without regard to Goodwin’s independent contractor status.

8.                                      Indemnification.  Goodwin shall continue to be entitled to indemnification, advancement of expenses and reimbursement to the extent permitted to him under the Company’s Articles of Incorporation and By-Laws.

9.                                      Acknowledgment.  Goodwin represents and certifies that he has carefully read and fully understands all the provisions of this Agreement, including the Releases, has had ample and adequate opportunity to thoroughly discuss all aspects of the Releases with legal counsel of his choosing, and is voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.  Goodwin acknowledges and agrees that he has not been represented by or advised in any respect by the Company’s legal counsel concerning this Agreement.  Further, Goodwin understands and agrees that this Agreement shall have no force or effect unless signed by him and not revoked prior to the expiration of the Revocation Period.

10.                               Non-Assignability.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, representatives, successors, and assigns of the Company and Goodwin; provided, however, that Goodwin may not assign this Agreement without the express written consent of the Company, but the Company may assign this Agreement without Goodwin’s prior written consent.

11.                               No Corporate Compliance Issues.  Goodwin affirms that he is unaware of any undisclosed or unresolved corporate compliance issues arising under any federal, state, or local law or regulation.  Goodwin further affirms that he has not and will not alter, amend, destroy, remove, and/or improperly limit access by the Company to any of the Company’s property including, but not limited, to the Company’s records, databases, documents, and/or electronically-stored data.

12.                               Governing Law and Forum Selection.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Indiana without giving effect to the conflicts or choice of law provisions thereof.  Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be brought against any of the parties in the state or federal courts (Southern District of the State of Indiana, Indianapolis Division) of Indiana.

13.                               Attorney’s Fees.  If there is a breach of this Agreement by a party, the breaching party shall reimburse the non-breaching (or prevailing) party for its litigation costs and expenses (including, but not limited to, reasonable attorney’s fees) incurred in enforcing the terms of this Agreement, as permitted by law.

14.                               Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

15.                               Miscellaneous.  This Agreement may be modified, only by a written instrument signed by the parties.  This Agreement shall not amend or affect any written employee benefit plan of the Company, and Goodwin’s benefits, if any, under such plans shall be governed by the terms of each plan in which Goodwin is or was a participant.  No failure or delay by the Company in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other right or further exercise of any other right or remedy. The recitals and any defined terms therein are incorporated into and made a part of this Agreement.

16.                               Headings.  The headings used in this Agreement are for illustrative purposes for the convenience of the Parties only.

17.                               Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Goodwin on account of non-compliance with Section 409A.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WILLIAM J. GOODWIN	MAINSOURCE FINANCIAL GROUP, INC.

/s/ William J. Goodwin	/s/ Archie M. Brown, Jr.
William J. Goodwin	Printed:	Archie M. Brown, Jr.
	Its:	President and CEO